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                                                                    Exhibit 99.1

             SIMULATIONS PLUS RELEASES PRELIMINARY FISCAL 2004 THIRD
                     QUARTER REVENUES AND EARNINGS ESTIMATE

            PRELIMINARY REVENUES SET NEW RECORD FOR FIRST NINE MONTHS

LANCASTER, CA, JUNE 23, 2004 - Simulations Plus, Inc. (AMEX: SLP), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today released preliminary revenues and earnings estimates for its third fiscal quarter and nine months ended May 28, 2004.

Momoko Beran, chief financial officer for Simulations Plus, said: "Preliminary third quarter revenues were $1,233,000, as compared to last fiscal year's third quarter of $1,261,000, a decrease of 2.2%. Preliminary third quarter sales in the pharmaceutical software and services business were $612,000 compared to $615,000 for last year's third quarter. For the company's Words+ subsidiary, preliminary third quarter sales decreased 2.6% from $646,000 to $629,000. At this time, we estimate earnings for the third quarter will be approximately $0.03 per diluted share as compared to $0.06 per diluted share in the prior year's third quarter.

"For the first nine months, preliminary revenues were $3,741,000, as compared to $3,458,000 for the first nine months of fiscal year 2003, an increase of 8.2% and a new record for the first nine months. For the first nine months, preliminary pharmaceutical software and services sales were $1,996,000, as compared to $1,703,000 for the first nine months of fiscal year 2003, or an increase of 17.2%. Preliminary sales for Words+ in the first nine months were $1,752,000, almost identical with last year's $1,755,000. At this time, we estimate earnings for the first nine months will be approximately $0.06 per diluted share, as compared to $0.11 per diluted share last year. The company remains debt-free, and cash flow is positive."

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said:
"These preliminary results for the first nine months of fiscal year 2004 demonstrate that our pharmaceutical software sales are on a steady course of growth; however, we continue to experience variance in our revenues in individual quarters primarily due to the timing of the receipt of customer orders for our pharmaceutical software. This is to be expected. One of the most significant developments during the quarter occurred in our Words+ subsidiary, which benefited from the price increases that we instituted at mid-quarter, resulting in a significantly reduced loss for this business as compared to the first half of the fiscal year. We expect Words+ to return to profitability in the fourth quarter. The sustained growth in our pharmaceutical software and services business for the first nine months is a result of continuing to cultivate a number of new customers, which are added to license renewals from last year. Of course, we continue to pursue multi-year, global contracts with several of the world's largest pharmaceutical companies, and we remain hopeful that one or more will be completed before the end of our fiscal year. We are now in alpha test for two new products, DDDPlus and MembranePlus, which will expand our pharmaceutical software offerings from three to five. We demonstrated these products, as well as our new PBPK (physiologically based pharmacokinetics) module for GastroPlus at the Pharmaceutical Sciences World Congress in Kyoto, Japan, in early June and received keen interest in all three. At the Congress, several world-renown presenters expressed the need for the industry to pursue PBPK modeling, and as a result, a number of the scientists who were attending asked to see demonstrations of our upcoming capability."





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ABOUT SIMULATIONS PLUS, INC.
Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. For more information, visit our Web site at www.simulations-plus.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to book revenues and earnings as it expects for the current quarter, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.